Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 1, 2015, relating to our audit of the consolidated financial statements and financial highlights, which appear in the March 31, 2015 Annual Report to Shareholders of Princeton Futures Strategy Fund, a series of Northern Lights Fund Trust, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Consolidated Financial Highlights”, "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

July 29, 2015